Exhibit (8)



                      QUARLES & BRADY LLP
                   411 East Wisconsin Avenue
                    Milwaukee WI  53202-4497




                                   March 16, 1999



WEC Capital Trust I
231 West Michigan Street
Milwaukee, WI  53201

Wisconsin Energy Corporation
231 West Michigan Street
Milwaukee, WI  53201

     Re:  Tax Opinion

Ladies and Gentlemen:

     We refer to the proposed issuance of preferred securities by the WEC Capital Trust I, a Delaware statutory business trust, formed by Wisconsin Energy Corporation, a Wisconsin corporation ("WEC"). You have requested our opinion regarding the characterization of WEC Capital Trust I for federal income tax purposes and the discussions of the material U.S. federal income tax consequences of purchasing, holding and selling the preferred securities of WEC Capital Trust I that appear under the caption "UNITED STATES TAXATION" in the Prospectus Supplement dated March 16, 1999, to the Prospectus dated March 15, 1999, relating to the Registration Statement on Form S-3 (No. 333-73137) filed by WEC and WEC Capital Trust I with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act").

     In rendering our opinion, we have reviewed the Registration Statement, as amended, the Prospectus and Prospectus Supplement, the certificate of trust and the trust agreement for WEC Capital Trust I, the amended and restated trust agreement for WEC Capital Trust I, the guarantee agreement for WEC Capital Trust I, WEC's indenture for debt securities, the securities resolution and the underwriting agreement relating to the offering of the preferred securities, forms of which were included in or filed as exhibits to the Registration Statement, and such other materials as we have deemed necessary or appropriate as a basis for our opinion. In addition, we have considered the applicable provisions of the Internal Revenue Code of 1986, as amended, Treasury Regulations, pertinent judicial authorities, rulings of the Internal Revenue Service (the "I.R.S."), and such other authorities as we have considered relevant.



     Based upon the foregoing, and assuming full compliance with the terms of the amended and restated trust agreement, guarantee agreement, indenture, securities resolution and underwriting agreement (and other relevant documents) it is our opinion that:

          (1)  WEC Capital Trust I will be characterized for
United States federal income tax purposes as a grantor trust and will not be taxable as a corporation.

          (2)  The statements made under the caption "UNITED
STATES TAXATION" contained in the Prospectus Supplement, to the extent that they constitute matters of law or legal conclusions, are correct in all material respects.

          There can be no assurance that contrary positions may not be asserted by the I.R.S.

     This opinion is being furnished in connection with the Registration Statement. You may rely upon and refer to the foregoing opinion in the Registration Statement. Any variation or difference in the facts from those set forth or assumed either herein or in the Registration Statement may affect the conclusions stated herein.

     Larry J. Martin, a partner in our firm, serves as General
Counsel of WEC.

     We hereby consent to the use of our name under the caption "UNITED STATES TAXATION" in the Prospectus Supplement and to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not admit that we are "experts" within the meaning of Section 11 of the Act or that we come within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

                              Very truly yours,

                              /s/ QUARLES & BRADY LLP
                              -----------------------------------
                              QUARLES & BRADY LLP